EXHIBIT 10.1

INDEPENDENT DIRECTOR ENGAGEMENT AGREEMENT

This Independent Director Engagement Agreement (this “Agreement”) is entered into as of [Insert Date], 2025 (the “Effective Date”), by and between VisionWave Holdings, Inc., a Delaware corporation (the “Company”), and [Insert Independent Director’s Name], an individual (the “Director”).

RECITALS

WHEREAS, the Company is a Nasdaq-listed defense technology company that completed its business combination and listing on July 15, 2025;

WHEREAS, the Director has been appointed as an independent director on the Company’s Board of Directors (the “Board”) and qualifies as “independent” under applicable Nasdaq and SEC rules;

WHEREAS, the Company’s Board has adopted an Independent Director Compensation Policy, as outlined in the memo dated July 29, 2025 (the “Policy Memo”), which establishes annual compensation for independent directors to ensure market-competitive pay aligned with shareholder interests;

WHEREAS, pursuant to the Policy Memo, effective August 1, 2025, the Company will provide annual compensation to the Director consisting of a cash retainer, potential committee chair fees, equity grants in the form of shares of restricted stock (“Restricted Stock”), and expense reimbursements;

WHEREAS, equity grants will be issued under the Company’s 2024 Omnibus Equity Incentive Plan (the “Plan”); and

WHEREAS, the parties desire to memorialize the terms of the Director’s engagement, including compensation for services rendered.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment and Term

1.1 Appointment. The Company has engaged the Director to serve as an independent member of the Board, and the Director accepted such engagement, subject to the terms and conditions of this Agreement. The Director shall perform such duties as are customary for an independent director of a public company, including attending Board meetings, serving on committees as assigned, providing oversight on governance, compliance, and strategic matters, and complying with applicable laws and Company policies.

1.2 Term. This Agreement shall commence on the Effective Date and continue until the Director’s resignation, removal, or failure to be re-elected in accordance with the Company’s bylaws and applicable law (the “Term”). The compensation provisions herein shall apply for each annual service period beginning August 1, 2025, and renewing annually thereafter during the Term, subject to any adjustments approved by the Board or Compensation Committee.

1.3 Independence. The Director represents that they meet the independence criteria under Nasdaq Listing Rules and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Director agrees to promptly notify the Company of any change in circumstances that may affect their independence.

2. Compensation

In consideration for the Director’s services during the Term, the Company shall provide the following compensation, consistent with the Policy Memo and prorated for any partial service period if applicable:

2.1 Cash Retainer. An annual base cash retainer of Thirty-Five Thousand Dollars ($36,000), payable quarterly in arrears on the last business day of each calendar quarter.

2.2 Committee Chair Fees. If the Director serves as Chair of a Board committee, additional annual fees as follows, payable quarterly in arrears:

●	Audit Committee Chair: Ten Thousand Dollars ($10,000)

●	Compensation Committee Chair: Five Thousand Dollars ($5,000) (if different from the Audit Committee Chair)

●	Governance Committee Chair: Five Thousand Dollars ($5,000) (if different from the Audit Committee Chair)

2.3 Equity Compensation. (a) An annual grant of $60,000 in shares of Restricted Stock per year. (b) The Restricted Stock shall be granted on or about August 1 of each year and shall use the closing price as of July 31 each year. (c) The Restricted Stock shall vest in full after twelve (12) months of continuous service from the grant date, subject to accelerated vesting upon a Change in Control (as defined in the Plan) or the Director’s death or disability. (d) Upon vesting, the Restricted Stock shall be subject to standard resale restrictions under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and any other applicable securities laws. (e) The Restricted Stock shall be governed by the terms of the Plan and a separate Restricted Stock Award Agreement to be entered into between the Company and the Director.

2.4 Expense Reimbursements. The Company shall reimburse the Director for all reasonable and documented out-of-pocket expenses incurred in connection with Board service, including travel, accommodations, and other business-related costs, in accordance with the Company’s expense reimbursement policy. Reimbursements shall be made within thirty (30) days of submission of appropriate documentation.

2.5 No Other Compensation. Except as expressly provided herein, the Director shall not be entitled to any other compensation, benefits, or perquisites for services under this Agreement.

2.6 Taxes. The Director shall be solely responsible for any federal, state, local, or foreign taxes arising from the compensation provided hereunder. The Company shall withhold from any payments amounts required under applicable tax laws. The Director acknowledges that they are an independent contractor and not an employee for tax or benefits purposes.

3. Representations and Warranties

3.1 By the Director. The Director represents and warrants to the Company that: (a) The Director has full power and authority to enter into this Agreement and perform their obligations hereunder. (b) The Director is not subject to any agreement, order, or restriction that would prevent or impair their ability to serve as a director. (c) The Director has had an opportunity to consult with their own legal, tax, and financial advisors regarding this Agreement, the Plan, and the compensation hereunder. (d) The Director is an accredited investor as such term is defined under the Securities Act of 1933, as amended.

3.2 By the Company. The Company represents and warrants to the Director that: (a) The Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder. (b) The issuance of any Restricted Stock hereunder has been duly authorized by the Board or Compensation Committee and complies with the terms of the Plan and applicable law. (c) Upon issuance and vesting, the Restricted Stock will be validly issued, fully paid, and non-assessable.

4. Confidentiality and Non-Disclosure

The Director agrees to maintain the confidentiality of all non-public information obtained in connection with Board service, in accordance with the Company’s confidentiality policies and applicable law. This obligation shall survive the termination of this Agreement.

5. Termination

5.1 Termination Events. This Agreement shall terminate upon the Director’s resignation, removal from the Board, or non-re-election. Upon termination, the Director shall be entitled to any accrued but unpaid cash compensation and vested equity, prorated as applicable.

5.2 Survival. Sections 2.6 (Taxes), 3 (Representations and Warranties), 4 (Confidentiality), 5.2 (Survival), 6 (Indemnification), and 7 (Miscellaneous) shall survive termination.

6. Indemnification

The Company shall indemnify and advance expenses to the Director to the fullest extent permitted by Delaware law and the Company’s bylaws, including coverage under any directors’ and officers’ liability insurance policy maintained by the Company.

7. Miscellaneous

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

7.2 Entire Agreement. This Agreement, together with the Plan and any Restricted Stock Award Agreement, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral.

7.3 Amendments. This Agreement may be amended only by a written instrument signed by both parties.

7.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding.

7.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

7.6 Notices. All notices hereunder shall be in writing and delivered to the addresses specified below or such other addresses as a party may designate in writing.

For the Company:

VisionWave Holdings, Inc.

1063 N Spaulding Avenue

West Hollywood, CA 90046

Attention: CEO

For the Director:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

VISIONWAVE HOLDINGS, INC.

By:
Name: Noam Kenig
Title: CEO

DIRECTOR